EXECUTION COPY

$180,000,000

CREDIT AGREEMENT

Dated as of April 13, 2005

Among

AQUILA, INC.,

as Borrower

THE LENDERS NAMED HEREIN,

as Lenders

CITICORP USA, INC.,

as Issuing Bank

CITICORP USA, INC.,

as Administrative Agent

and

UNION BANK OF CALIFORNIA, N.A.,

as Paying Agent

iii

i

TABLE OF CONTENTS

Page

TABLE OF CONTENTS	I

ARTICLE I DEFINITIONS	1
SECTION 1.01. Defined Terms	1
SECTION 1.02. Terms Generally	10
SECTION 1.03. Accounting Terms; GAAP	11

ARTICLE IV CONDITIONS PRECEDENT	29
SECTION 4.01. Conditions Precedent to Initial Extension of Credit	29
SECTION 4.02. Conditions Precedent to Changes in the Available Commitments	31

ARTICLE V	31

ARTICLE VI NEGATIVE COVENANTS	33
SECTION 6.01. Fundamental Changes	33
SECTION 6.02. Use of Proceeds	33

ARTICLE VII EVENTS OF DEFAULT	33

SCHEDULE:

Schedule I      List of Commitment Amounts and Lending Offices

EXHIBITS:<PRE>

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G-1 Exhibit G-2 Exhibit G-3 Exhibit H-1 Exhibit H-2	Form of Letter of Credit
     Form of Note
     Form of Notice of Borrowing
     Form of Assignment and Acceptance
     Form of Letter of Credit Request
     Form of Commitment Reduction Request
     Form of Commitment Segment Confirmation
     Form of Commitment Segment Termination Confirmation
     Form of Summary of Available Commitments
     Form of Opinion of Shook, Hardy & Bacon LLP, Missouri Counsel for the Company
Form of Opinion of Christopher Reitz, Interim General Counsel of the Company

48

CREDIT AGREEMENT

        CREDIT AGREEMENT, dated as of April 13, 2005 among AQUILA, INC., a Delaware corporation (the “Company”), the banks, financial institutions and other lenders (the “Lenders”) listed on the signature pages hereof, CITICORP USA, INC. (“CUSA”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders hereunder, CUSA, as the issuer of the Letter of Credit (as hereinafter defined) (in such capacity, the “Issuing Bank”), and UNION BANK OF CALIFORNIA, N.A., as paying agent (in such capacity, the “Paying Agent”).

PRELIMINARY STATEMENTS

(1)     The Company has requested that the Lenders and the Issuing Bank establish a revolving credit and letter of credit facility in the amount of $180,000,000 in favor of the Company, all of which may be used for general corporate purposes and the issuance of the Letter of Credit.

(2)     Subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments (as hereinafter defined), and the Issuing Bank are willing to establish the requested revolving credit and letter of credit facility in favor of the Company.

        NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

    SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specifiedbelow:

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

    “Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at its office at Citibank, N.A. at 2 Penns Way, Suite 200, New Castle, DE, ABA 021-000-089, Account Number 39087254, Attention: Nick Perazza, Ref. Aquila L/C Facility, or such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Company, the Issuing Bank, the Paying Agent and the Lenders for such purpose.

“Advance” means an advance by a Lender to or for the benefit of the Company as part of a Borrowing, and refers to an Alternate Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance, subject to Conversion pursuant to Section 2.09 or 2.10.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this definition, the term “Control” (including the terms “Controlled by” and “under common Control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of shares of capital stock or other equity interests, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any period, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.‘s base rate; and

(ii) the sum of 0.5% per annum above the Federal Funds Rate in effect from time to time.

“Alternate Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a).

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety or the environment or otherwise).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Assignment and Acceptance” means an assignment and acceptance (i) entered into by a Lender and an Eligible Assignee, and (ii) accepted by the Administrative Agent, in substantially the form of Exhibit D hereto.

“Available Amount” means, on any date of determination, an amount equal to the aggregate Available Commitments on such date, minus the sum of (i) the aggregate principal amount of all Advances outstanding on such date, plus (ii) the Available LC Amount on such date, plus (iii) the aggregate principal amount of all Drawings that have not been ratably funded by the Lenders and are outstanding on such date.

“Available Commitments” means, on any date of determination and with respect to any day, the aggregate amount of all Commitment Segments in effect or scheduled to be in effect on such day, taking into account the Commitment Segments on or as in effect on such date of determination. The Available Commitment of any Lender on or as of any date of determination shall be its Percentage of all Available Commitments on or as of such date.

“Available LC Amount” on any date means the maximum undrawn amount available to be drawn by the Beneficiary under the Letter of Credit on such date.

“Beneficiary” means the beneficiary or transferee of the beneficiary of the Letter of Credit.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or Section 2.03(g) or Converted pursuant to Section 2.09 or Section 2.10.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to any Lender, the aggregate amount set forth opposite such Lender’s name on Schedule I hereto as its Commitment or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.05(c), as such amount may be reduced pursuant to Section 2.04.

“Commitment Reduction Request” has the meaning specified in Section 2.04(a).

“Commitment Segment” means each portion of the Commitments designated as Available Commitments pursuant to Section 2.04(c).

“Commitment Segment Confirmation” has the meaning assigned to that term in Section 2.04(c).

“Commitment Segment Termination Confirmation” has the meaning assigned to that term in Section 2.04(d).

“Company” has the meaning specified in the recital of parties to this Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances pursuant to Section 2.09 or Section 2.10.

“CUSA”has the meaning assigned to that term in the recital of parties to this Agreement.

“Date of Issuance” means the date of issuance by the Issuing Bank of the Letter of Credit.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Paying Agent.

“Drawing” means a drawing by the Beneficiary under the Letter of Credit.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; or (iii) any other Person approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.05, the Company, such approval not to be unreasonably withheld or delayed, provided, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

“End Date” means, with respect to any Commitment Segment, the last day of the period of such Commitment Segment agreed upon by the Company and the Administrative Agent, and specified as the “End Date” for such Commitment Segment on the Commitment Segment Confirmation executed and delivered in connection with such Commitment Segment.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to Hazardous Materials and/or to public health and protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Paying Agent.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance, the interest rate per annum appearing on Page 3750 of the Telerate Service (or any successor page) at approximately 11:00 a.m., London time, two Business Days prior to the first day of the Interest Period for such Advance as the rate for Eurodollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the Eurodollar Rate shall be the rate per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m. London time, two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(b).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, the Paying Agent, the Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (i) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located and (ii) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which it is located (other than a jurisdiction in which it is treated as being located solely by reason of its participation in transactions contemplated by the Loan Documents).

“Expiration Date” means the stated expiration date of the Letter of Credit, as modified from time to time pursuant to Section 2.03(d).

“Extension of Credit” means the making of any Advance or the issuance of the Letter of Credit.

“Facility Fee Rate” means, with respect to any Commitment Segment, the rate per annum agreed upon by the Company and the Administrative Agent, and specified as the “Facility Fee Rate” for such Commitment Segment in the Commitment Segment Confirmation executed and delivered in connection with such Commitment Segment or, if such Commitment Segment is reduced pursuant to Section 2.04(d), in the Commitment Segment Termination Confirmation executed and delivered in connection with such reduction.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Issuing Bank from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, dated as of the date hereof, among the Company, CUSA, the Paying Agent and Citibank, N.A., as amended, supplemented or otherwise modified from time to time.

“Fiscal Year” means a fiscal year of the Company and its consolidated Subsidiaries ending on December 31 in any calendar year.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Approval” has the meaning specified in Section 3.03(a).

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Material” means (i) any “hazardous substance”, as defined by any Environmental Law; (ii) any “hazardous waste”, as defined by any Environmental Law; (iii) any petroleum product; or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Environmental Law.

“Indebtedness” of any Person means, without duplication, indebtedness for money borrowed under any bond, debenture, note or other evidence of indebtedness (including indebtedness under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company) whether such indebtedness now exists or shall hereafter.

“Indemnified Party” has the meaning specified in Section 9.04(d).

“Indemnified Person” has the meaning specified in Section 9.04(c)

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Period” means, for each Eurodollar Rate Advance made as part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Company may select by notice to the Administrative Agent pursuant to Section 2.02(a) or Section 2.10(a); provided, however, that:

(i) the Company may not select any Interest Period that ends after the Termination Date or the Repayment Date for such Advance;

(ii) Interest Periods commencing on the same date of Advances made as part of the same Borrowing shall be of the same duration;

(iii) no more than five different Interest Periods shall apply to outstanding Eurodollar Rate Advances on any date of determination; and

    (iv)        whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Issuing Bank’s Account” means the account of the Issuing Bank maintained by the Issuing Bank at its office at Citibank, N.A. at 2 Penns Way, Suite 200, New Castle, DE, ABA 021-000-089, Account Number 39087254, Attention: Nick Perazza, Ref. Aquila L/C Facility, or such other account of the Issuing Bank as is designated in writing from time to time by the Issuing Bank to the Company, the Paying Agent, the Administrative Agent and the Lenders for such purpose.

“LC Exposure” means, at any time, the sum of (i) the Available LC Amount at such time plus (ii) the aggregate amount of all Drawings that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Percentage of the total LC Exposure at such time.

“Lenders” has the meaning specified in the recital of parties to this Agreement.

“Letter of Credit” has the meaning set forth in Section 2.03(a).

“Letter of Credit Request” has the meaning set forth in Section 2.03(b).

“Loan Documents” means, collectively, this Agreement, any Note and the Fee Letter.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

“Majority Lenders” means, at any time prior to the earlier to occur of the Termination Date and the termination of the Commitments pursuant to Section 2.04 or Article VII, Lenders having in the aggregate more than 50% of the Commitments and, at any time on or after such earlier to occur, Lenders having more than 50% of the then aggregate Outstanding Credits of the Lenders.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, property, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to perform its obligations under any of the Loan Documents, or (iii) the legality, validity or enforceability of this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than Indebtedness under this Agreement and the other Loan Documents), of any one or more of the Company and/or its Significant Subsidiaries, as the case may be, in an aggregate principal amount exceeding $40,000,000.

“Note” means any promissory note issued at a request of a Lender pursuant to Section 2.17(d) in the form of Exhibit B hereto.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or the Letter of Credit or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document or the Letter of Credit.

“Outstanding Credits” means, on any date of determination, an amount equal to (i) the aggregate principal amount of all Advances outstanding on such date plus (ii) the Available LC Amount on such date plus (iii) the aggregate principal amount of all Drawings that have not been ratably funded by the Lenders or reimbursed by the Company and are outstanding at such time. The Outstanding Credits of any Lender at any time shall be its Percentage of all Outstanding Credits at such time.

“Paying Agent” has the meaning assigned to that term in the recital of parties to this Agreement.

“Paying Agent’s Account” means the account of the Paying Agent maintained by the Paying Agent at its office at Union Bank of California, N.A., at Monterey Park, CA, ABA 122-000-496, Account Number 37130196431 TRUSDG, Account Name Aquila/Citicorp 6711756300, or such other account of the Paying Agent as is designated in writing from time to time by the Paying Agent to the Company, the Issuing Bank, the Administrative Agent and the Lenders for such purpose.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title N of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Company or any corporation, trade or business that is, along with the Company, a member of a Controlled Group, has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, in respect of any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such day (or, if the Commitments shall have been terminated, such Lender’s Commitment as in effect immediately prior to such termination) by the total of the Commitments on such day (or, if the Commitments shall have been terminated, the total amount of all Commitments as in effect immediately prior to such termination), and multiplying the quotient so obtained by 100%.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Register” has the meaning specified in Section 9.05(c).

“Repayment Date” means, with respect to any Advance, as it may be Converted from time to time, the date that is 364 days after the date of such Advance (or such earlier date that may be specified by the Borrower, at its option, for repayment in the applicable Notice of Borrowing), provided, however, that the Repayment Date for each Advance shall automatically be extended to the Termination Date upon delivery by the Company to the Administrative Agent of (i) a certificate of the Secretary or an Assistant Secretary of the Company certifying that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals required for the incurrence by the Company of Indebtedness under this Agreement having a maturity greater than 364 days after the date of incurrence of such Indebtedness and (ii) an opinion or opinions of counsel to the Company, to the effect that all governmental and regulatory authorizations and approvals required for the incurrence by the Company of Indebtedness under this Agreement having a maturity greater than 364 days after the date of incurrence of such Indebtedness have been issued, are in full force and effect and not subject to appeal or reconsideration.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means the reports filed by the Company with the SEC on Form 10-K, Form 10-Q or Form 8-K or any respective successor forms.

“Significant Subsidiary” means any “significant subsidiary” of the Company, as such term is defined in Rule 1-02 of Regulation S-X.

“Subsidiary” means, with respect to any Person: (i) any corporation, association or other business entity of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the directors, managers or trustees of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier to occur of (i) September 20, 2010 and (ii) the latest End Date of all Commitment Segments.

“Type” has the meaning assigned to that term in the definition of “Advances”.

    SECTION        1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will”shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

    SECTION        1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

ARTICLE II

AMOUNTS AND TERMS OF THE

ADVANCES AND LETTER OF CREDIT

    SECTION        2.01. Advances. Without limiting each Lender’s obligation to make Advances pursuant to Section 2.03(g), each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Company in Dollars from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Percentage of the Available Amount. Each Borrowing other than in connection with Advances made pursuant to Section 2.03(g), shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type and, in the case of Eurodollar Rate Advances, having the same Interest Period made or Converted on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment and subject to the conditions set forth in Article IV and the other terms and conditions hereof, the Company may from time to time borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.01; provided, that in no case shall any Lender be required to make a Advance hereunder if (i) the amount of such Advance would exceed such Lenders’ Percentage of the Available Amount, or (ii) the making of such Advance, together with the making of the other Advances constituting part of the same Borrowing, would cause the total amount of all Outstanding Credits to exceed the Available Commitment.

    SECTION        2.02. Making the Advances.

    (a)            Except as provided otherwise to Advances made pursuant to Section 2.03(g), each Borrowing shall be made on notice, given (i) in the case of a Borrowing comprising Eurodollar Rate Advances, not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of the proposed Borrowing, and (ii) in the case of a Borrowing comprising Alternate Base Rate Advances, not later than 11:00 a.m. (New York time) on the date of the proposed Borrowing, by the Company to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) by the Company shall be by telephone, confirmed immediately in writing or by telecopier, in substantially the form of Exhibit C hereto, specifying therein (A) the requested date of such Borrowing, (B) the Type of Advances to be made in connection with such Borrowing, (C) the aggregate amount of such Borrowing, (D) the Repayment Date for such Borrowing if such Repayment Date, at the option of the Company, is to be earlier than 364 days after the date of the requested Borrowing, and (E) in the case of a Borrowing comprising Eurodollar Rate Advances, the initial Interest Period for such Advances, which Borrowing shall be subject to the limitations stated in the definition of “Interest Period” in Section 1.01. Upon fulfillment of the applicable conditions set forth in Article IV, each Lender shall, before 1:00 p.m. (New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, in same day funds, such Lender’s Percentage of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent will make such funds available to the Company at the Administrative Agent’s aforesaid address.

    (b)            Each Notice of Borrowing delivered by the Company shall be irrevocable and binding on the Company. In the case of any Notice of Borrowing delivered by the Company requesting Eurodollar Rate Advances, the Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Company to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article IV, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

    (c)            Unless the Administrative Agent shall have received written notice via facsimile transmission from a Lender prior to (i) 5:00 p.m. (New York time) one Business Day prior to the date of a Borrowing comprising Eurodollar Rate Advances or (ii) 12:00 noon (New York time) on the date of a Borrowing comprising Alternate Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (A) in the case of the Company, the interest rate applicable at the time to Advances made in connection with such Borrowing and (B) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

    (d)            The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

    SECTION        2.03. Letter of Credit.

    (a)           Agreement of Issuing Bank. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue and amend (including to increase or decrease the Available LC Amount or to extend the Expiration Date) for the account of the Company a standby letter of credit substantially in the form of Exhibit A or in such other form as may be acceptable to the Issuing Bank and the Company (the “Letter of Credit”) on any date from and including the date hereof to the fifth Business Day prior to the Termination Date, in an amount not to exceed the aggregate Available Commitments on such date, and having an Expiration Date no later than the fifth Business Day prior to the Termination Date; provided, however, that the Issuing Bank will not issue or amend the Letter of Credit or increase the Available LC Amount or extend the Expiration Date if, (i) immediately following such issuance, amendment, increase or extension, the total amount of all Outstanding Credits would exceed the sum of the Available Commitments, or (ii) at any time during the period from the date of such issuance, amendment, increase or extension to the Expiration Date, the Available LC Amount would exceed the sum of the Available Commitments. The Letter of Credit shall be denominated in Dollars only.

    (b)           Notice of Issuance. The Company shall give the Issuing Bank and the Administrative Agent written notice (or telephonic notice confirmed in writing) not later than 11:00 a.m. (New York time) on the requested Date of Issuance, with such notice to be in substantially the form of Exhibit E hereto (a “Letter of Credit Request”).

    (c)           Issuance. Subject to the terms and conditions of this Agreement, including the satisfaction of the applicable conditions precedent set forth in Section 4.01, the Issuing Bank shall issue the requested Letter of Credit on the requested Date of Issuance set forth in the Letter of Credit Request for the benefit of the Beneficiary and make such Letter of Credit available at its office referred to in Section 9.02 or as otherwise agreed with the Beneficiary in connection with such issuance. At the request of the Company, the Issuing Bank shall deliver a copy of the Letter of Credit to the Company within a reasonable time after the Date of Issuance thereof.

    (d)           Extension of the Expiration Date; Increase or Decrease in Available LC Amount. The Available LC Amount shall be increased or decreased, and the Expiration Date shall be extended, in each case from time to time without amendment of the Letter of Credit (as provided therein), subject to the limitations set forth in Section 2.03(a) above.

    (e)           Participations. By the issuance of the Letter of Credit or increasing the Available LC Amount and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in the Letter of Credit equal to such Lender’s Percentage of the Available LC Amount. The Company hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Percentage of each Drawing made under the Letter of Credit funded by the Issuing Bank and not reimbursed by the Company on the date made, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this subsection in respect of the Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of the Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in the Letter of Credit will be automatically adjusted to reflect such Lender’s Percentage of the Available LC Amount at each time such Lender’s Commitment is assigned in accordance with Section 9.05 or otherwise amended pursuant to this Agreement.

    (f)           Reimbursement. The Company will pay the Issuing Bank the amount of each Drawing, whether drawn before, on or, if in accordance with Applicable Law, after the Expiration Date, in accordance with this Section 2.03(f) and Section 2.03(g) below. Upon any Drawing, the Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone, facsimile or other telecommunication of such Drawing. The Company shall, upon demand, reimburse the Issuing Bank in an amount equal to the amount of such Drawing.

    (g)           Payments. If the Company notifies the Issuing Bank that it does not intend to pay the amount of any Drawing (or any portion thereof), or if such payment is not received by the Issuing Bank immediately upon demand therefor pursuant to Section 2.03(f) above, then (i) the Company will be deemed to have requested a Borrowing of Alternate Base Rate Advances to be disbursed on the date of such Drawing, in an amount equal to the amount of any portion of the outstanding principal amount of such Drawing not paid, without regard to any of the conditions (including the minimum amounts) specified in Section 2.01(a) for Borrowings, and (ii) upon written demand by the Issuing Bank, with a copy of such demand to the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Percentage of such Borrowing by making such funds available for the account of its Applicable Lending Office to the Administrative Agent, at its address referred to in Section 9.02, for the account of the Issuing Bank. Each Lender acknowledges and agrees that its obligation to make Advances as part of a Borrowing pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of the Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt of such funds from the Lenders, the Administrative Agent shall transfer such funds to the Issuing Bank. Each Lender agrees to fund its Percentage of any such Borrowing on (i) the Business Day on which demand therefor is made by the Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made its Percentage of such Borrowing available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal (which amount shall satisfy such Lender’s participation obligation under Section 2.03(e)) shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement.

    (h)           Nature of Issuing Bank’s Duties. In determining whether to honor any Drawing under the Letter of Credit, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of the Letter of Credit. The Company otherwise assumes all risks of the acts and omissions of, or misuse of the Letter of Credit by, the Beneficiary. In furtherance and not in limitation of the foregoing, but consistent with Applicable Law, the Issuing Bank shall not be responsible, absent gross negligence or willful misconduct (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of any Drawing, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required in order to make a Drawing, or the proceeds thereof, (vi) for the misapplication by the Beneficiary or of the proceeds of any drawing honored under the Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the Issuing Bank. None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s rights or powers hereunder. Not in limitation of the foregoing, any action taken or omitted to be taken by the Issuing Bank under or in connection with the Letter of Credit shall not create against the Issuing Bank any liability to the Company or any Lender, except for actions or omissions resulting from the gross negligence or willful misconduct of the Issuing Bank or any of its agents or representatives.

    SECTION        2.04. Changes in the Commitments and the Available Commitments.

    (a)           Voluntary Termination or Reduction of Commitments. The Company may, subject to the conditions set forth in this Section 2.04, terminate in whole, or from time to time permanently reduce ratably in part, the unused portions of the Commitments upon written request by the Company to the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day immediately prior to the requested effective date of any such termination or reduction, substantially the form of Exhibit F hereto (a “Commitment Reduction Request”); provided, that (i) each partial reduction of the Commitments shall be in the aggregate amount of $5,000,000 or in an integral multiple of $1,000,000 in excess thereof, (ii) in connection with any partial reduction of the Commitments under this subsection (a), the Company shall, in accordance with subsection (d) below specify to the Administrative Agent the Commitment Segments, if any, that are required to be reduced or terminated pursuant to subsection (d) below; (iii) any reduction of the Commitments that requires a partial reduction or termination of any Commitment Segment pursuant to subsection (d) below shall be subject to the conditions precedent set forth in Section 4.02, (iv) the Commitments may not be reduced to an amount less than the Outstanding Credits, and (v) no termination or reduction of the Commitments under this subsection (a) shall be effective unless and until the Administrative Agent shall have received all amounts payable by the Company under Sections 9.04(b) and (d) in connection with such termination or reduction. Each Commitment Reduction Request delivered by the Company shall be irrevocable.

    (b)           Mandatory Termination or Reduction of Commitments. On (i) the End Date of each Commitment Segment, the aggregate Commitments shall be automatically and permanently reduced by an amount equal to the amount of such Commitment Segment, and (ii) the Termination Date and on the date of termination of the Commitments pursuant to Article VII, the aggregate Commitments shall be automatically and permanently reduced to zero.

    (c)           Increases in Available Commitments. At any time from the date of this Agreement to October 13, 2005, and subject to the other terms and conditions hereof, the Company may request that a specified portion of the Commitments be designated as “Available Commitments” for a specified period (each such portion of the Commitments, for the applicable period, being a “Commitment Segment”). Each such request may be delivered telephonically by the Company to the Administrative Agent, and each of the Administrative Agent and the Company (i) consents to the recording of the telephone conversations of such Persons and their Affiliates in connection with each requested Commitment Segment and any partial reduction or termination thereof pursuant to Section 2.04(d) and (ii) agrees to obtain any necessary consent of, and to give notice of such recording to, such personnel of it and its Affiliates. The requested increase in the Available Commitments resulting from such Commitment Segment shall become effective for the specified period when (i) the conditions precedent to such increase set forth in Section 4.02 shall be satisfied and (ii) the Administrative Agent and the Company shall have agreed (which agreement may be reached telephonically) as to (A) the first day of such Commitment Segment, (B) the End Date of such Commitment Segment (which shall be the 20th day of the March, June, September or December that is on or immediately preceding the fifth anniversary of the first day of such Commitment Segment), (C) the amount of such Commitment Segment and (D) the applicable Facility Fee Rate for such Commitment Segment. Promptly following the effectiveness of such increase in the Available Commitments, the Administrative Agent shall prepare and deliver to the Company a written confirmation with respect to the applicable Commitment Segment, substantially in the form of Exhibit G-1 hereto (a “Commitment Segment Confirmation”). The Company shall, no later than 5:00 p.m. (New York time) on the second Business Day following receipt of such Commitment Segment Confirmation, either confirm its agreement with the matters set forth in such Commitment Segment Confirmation by executing and returning a copy of such Commitment Segment Confirmation to the Administrative Agent in accordance with the terms thereof, or notify the Administrative Agent in writing of any dispute regarding the matters set forth in the such Commitment Segment Confirmation. Unless the Company shall have notified the Administrative Agent of any dispute regarding the matters set forth in such Commitment Segment Confirmation as provided above, such Commitment Segment Confirmation shall become binding on the parties hereto on the earlier to occur of (1) 5:00 p.m. (New York time) on the second Business Day following receipt by the Company of such Segment Confirmation and (2) receipt by the Administrative Agent of a copy of such Commitment Segment Confirmation, executed by the Company.

    (d)           Termination and Reduction of Commitment Segments. Upon any termination of or reduction in the Commitments that would result in the Available Commitments exceeding the Commitments, Commitment Segments shall be terminated in whole or reduced in part in an amount at least equal to such excess, with such reductions to be applied to the Commitment Segments: (i) as directed by the Company in the case of any partial reduction of the Commitments pursuant to subsection (a) above and (ii) as determined by the Administrative Agent in the case of any termination in full of the Commitments. Any termination of any Commitment Segment requested by the Company shall be effective on the date for such termination specified by the Company in accordance with the other terms and conditions of this agreement. Any partial reduction of any Commitment Segment requested by the Company shall become effective when (A) the conditions precedent to such reduction set forth in Section 4.02 shall be satisfied and (B) the Administrative Agent and the Company shall have agreed (which agreement may be reached telephonically) as to (A) the date of effectiveness of such reduction, (B) any change to the End Date of such Commitment Segment (which shall be the 20th day of the March, June, September or December that is on or immediately preceding the fifth anniversary of the first day of such Commitment Segment), (C) the amount of such Commitment Segment after giving effect to such reduction and (D) any change to the applicable Facility Fee Rate for such Commitment Segment. Promptly following the effectiveness of any termination or partial reduction of any Commitment Segment, the Administrative Agent shall prepare and deliver to the Company a written confirmation with respect to the partial reduction or termination of such Commitment Segment, substantially the form of Exhibit G-2 hereto (a “Commitment Segment Termination Confirmation”). The Company shall, no later than 5:00 p.m. (New York time) on the second Business Day following receipt of such Commitment Segment Termination Confirmation, either confirm its agreement with the matters set forth in such Commitment Segment Termination Confirmation by executing and returning a copy of such Commitment Segment Termination Confirmation to the Administrative Agent in accordance with the terms thereof, or notify the Administrative Agent in writing of any dispute regarding the matters set forth in the such Commitment Segment Termination Confirmation. Unless the Company shall have notified the Administrative Agent of any dispute regarding the matters set forth in such Commitment Segment Termination Confirmation as provided above, such Commitment Segment Termination Confirmation shall become binding on the parties hereto on the earlier to occur of (i) 5:00 p.m. (New York time) on the second Business Day following receipt by the Company of such Segment Termination Confirmation and (ii) receipt by the Administrative Agent of a copy of such Commitment Segment Termination Confirmation, executed by the Company.

    (e)           Summary of Available Commitments. Promptly following any increase or decrease in the Available Commitments pursuant to this Section 2.04, the Administrative Agent shall prepare and distribute to the Company, the Issuing Bank and the Lenders for informational purposes a Summary of Available Commitments, substantially in the form of Exhibit G-3 hereto.

    SECTION        2.05. Fees.

    Fee Letter. The Company agrees to pay all of the fees and other amounts set forth in the Fee Letter, as more fully specified therein.

    SECTION        2.06. Repayment of Advances; Obligations Absolute.

    (a)        The Company agrees to pay to the Paying Agent, for application in accordance with Section 2.15, (i) on the Repayment Date of each Advance, the principal amount of such Advance outstanding on such Repayment Date, and (ii) on the date of each Advance made after the Termination Date or the date of termination of the Commitments pursuant to Article VII as the result of a Drawing, the aggregate principal amount of each such Advance (unless such Drawing is reimbursed under Section 2.03(f)).

    (b)        The payment obligations of the Company under this Agreement and in respect of the Letter of Credit and under any other Loan Document shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances including the following circumstances:

(i)	any lack of validity or enforceability of any Loan Document or the Letter of Credit;

(ii)	the existence of any claim, set-off, defense or other right that the Company, or any Affiliate of the Company may have at any time against the Beneficiary or any transferee of the Letter of Credit (or any Persons or entities for whom the Beneficiary or transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(iii)	any draft, demand, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)	the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v)	any non-application or misapplication by the Beneficiary of the proceeds of any Drawing under the Letter of Credit; or

(vi)	the fact that an Event of Default, or event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both, shall have occurred and be continuing.

(c)	No payment under this Section shall be deemed to be a waiver of any claim the Company may have against the Issuing Bank or any other Person.

    SECTION        2.07. Interest on Advances.

        The Company agrees to pay to the Paying Agent, for application in accordance with Section 2.15, interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

    (a)           Alternate Base Rate Advances. If such Advance is an Alternate Base Rate Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time, payable quarterly in arrears on the 20th day of each March, June, September and December, on the Repayment Date and on the date such Alternate Base Rate Advance shall be Converted or be paid in full.

    (b)           Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period, payable on the last day of each Interest Period for such Eurodollar Rate Advance (and, in the case of any Interest Period of six months, on the last day of the third month of such Interest Period), on the Repayment Date and on the date such Eurodollar Rate Advance shall be Converted or be paid in full.

    (c)           Default Interest. Notwithstanding the rates of interest specified in this Section 2.07 or elsewhere herein, and to the extent permitted by Applicable Law, if any amount of principal or interest of any Advance is not paid when due, whether at stated maturity, by acceleration or otherwise, the interest rates applicable to all such Advances shall be increased by 2% per annum, payable on demand, and if any interest, fee (including the fees payable under Section 2.05) or other amount payable hereunder or under any other Loan Document is not paid when due, such amount shall bear interest, to the extent permitted by Applicable Law, at a rate per annum equal at all times to the Alternate Base Rate in effect from time to time plus 2% per annum, payable on demand.

    SECTION        2.08. Additional Interest on Advances.

        The Company agrees to pay to the Paying Agent, whereupon the Paying Agent shall promptly transfer such amount to the Administrative Agent for the ratable account of each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance; provided, that no Lender shall be entitled to demand additional interest under this Section 2.08 more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such additional interest to the extent that such additional interest relates to the retroactive application by the Board of Governors of the Federal Reserve System of any regulation described above if such demand is made within 90 days after the implementation of such retroactive regulation. Such additional interest shall be determined by such Lender, which shall provide to the Company and the Paying Agent through the Administrative Agent a certificate as to the amount of, and the manner of calculating, such additional interest (provided that no Lender shall be required to disclose any confidential or proprietary information, as determined in such Lender’s sole judgment), and such determination shall be conclusive and binding for all purposes, absent manifest error.

    SECTION        2.09. Interest Rate Determination.

(a)	The Administrative Agent shall give prompt notice to the Company, the Lenders and the Paying Agent of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a) or (b).

(b)	If the Administrative Agent is unable to ascertain the applicable interest rate or the basis provided in the definition of “Eurodollar Rate”:

(i)	the Administrative Agent shall forthwith notify the Company, the Lenders and the Paying Agent that the interest rate cannot be determined for such Eurodollar Rate Advances;

(ii)	each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Advance (or if such Advance is then an Alternate Base Rate Advance, will continue as an Alternate Base Rate Advance); and

(iii)	the obligation of the Lenders to make or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Company, the Lenders and the Paying Agent that the circumstances causing such suspension no longer exist.

(c)	If, with respect to any Eurodollar Rate Advance, the Majority Lenders notify the Administrative Agent and the Paying Agent that the Eurodollar Rate for any Interest Period for such Advance will not adequately and fairly reflect the cost to such Majority Lenders of making or funding their respective Eurodollar Rate Advance for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon:

(i)	each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Advance; and

(ii)	the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

    SECTION        2.10. Conversion of Advances.

    (a)           Voluntary. The Company may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of any proposed Conversion into Eurodollar Rate Advances, and on the date of any proposed Conversion into Alternate Base Rate Advances, and subject to the provisions of Sections 2.09 and 2.13, Convert all Advances of one Type made to the Company in connection with the same Borrowing into Advances of another Type or Types or an Advance of the same Type having the same or a new Interest Period; provided, however, that any Conversion of, or with respect to, any Eurodollar Rate Advance into Advances of another Type or Advances of the same Type having the same or new Interest Periods shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, unless the Company shall also reimburse the Lenders in respect thereof pursuant to Section 9.04(b) on the date of such Conversion. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into, or with respect to, a Eurodollar Rate Advance, the duration of the Interest Period for such Advance.

    (b)           Mandatory. If the Company shall fail to select the Type of any Advance or the duration of any Interest Period for any Eurodollar Rate Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.10(a), or if any proposed Conversion of Eurodollar Rate Advances upon Conversion shall not occur as a result of the circumstances described in subsection (c) below, the Administrative Agent will forthwith so notify the Company and the Lenders, and such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into Alternate Base Rate Advance.

    (c)           Failure to Convert. Each notice of Conversion given pursuant to subsection (a) above shall be irrevocable and binding on the Company. In the case of any Borrowing that is to comprise a Eurodollar Rate Advance upon Conversion, the Company agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on the date specified for such Conversion the applicable conditions set forth in this Section 2.10, including any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund such Eurodollar Rate Advance upon such Conversion, when such Conversion, as a result of such failure, does not occur. The Company’s obligations under this subsection (c) shall survive the repayment of all other amounts owing to the Lenders, the Issuing Bank and the Administrative Agent under this Agreement and any other Loan Document and the termination of the Commitments and the Letter of Credit.

    SECTION        2.11. Prepayments.

    (a)           Optional. The Company may at any time prepay, by paying to the Paying Agent, for application in accordance with Section 2.15, the outstanding principal amounts of the Advances made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, upon notice thereof given to the Administrative Agent and the Paying Agent by the Company not later than 2:00 p.m. (New York time) (i) on the date of any such prepayment in the case of Alternate Base Rate Advances and (ii) on the third Business Day prior to any such prepayment in the case of Eurodollar Rate Advances; provided, however, that (x) each partial prepayment of any Borrowing shall be in an aggregate principal amount not less than $5,000,000, and (y) in the case of any such prepayment of a Eurodollar Rate Advance, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b) on the date of such prepayment.

    (b)           Mandatory. If and to the extent that the Outstanding Credits on any date hereunder shall exceed the lesser of (i) the aggregate amount of the Commitments hereunder on such date and (ii) the aggregate amount of Available Commitments, the Company agrees to prepay on such date a principal amount of Advances equal to the amount of such excess by notifying the Paying Agent of the amount of such prepayment and paying such amount to the Paying Agent for application in accordance with Section 2.15.

    (c)           All Payments. Any prepayment of Advances shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and, in the case of any such prepayment of Eurodollar Rate Advances, the Company shall be obligated to pay the Paying Agent for reimbursement to the Lenders pursuant to Section 9.04(b), whereupon the Paying Agent shall promptly transfer such amount to the Administrative Agent for the ratable account of the Lenders, in respect thereof pursuant to Section 9.04(b) on the date of such prepayment.

    SECTION        2.12. Increased Costs.

    (a)            If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation, in each case, after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the date hereof, there shall be any increase in the cost incurred to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or any increase in the cost to the Issuing Bank of issuing or maintaining the Letter of Credit, then the Company shall from time to time, upon demand by such Lender or the Issuing Bank (as the case may be) (with a copy of such demand to the Administrative Agent and the Paying Agent), pay to the Paying Agent, whereupon the Paying Agent shall promptly transfer such amount to the Administrative Agent for the account of such Lender or the Issuing Bank (as the case may be), additional amounts sufficient to compensate such Lender or the Issuing Bank (as the case may be) for such increased cost. A certificate as to the amount of, and the manner of calculating, such increased cost and the basis therefor, submitted to the Company, the Administrative Agent and the Paying Agent by such Lender or the Issuing Bank, as the case may be (provided that no Lender nor the Issuing Bank shall be required to disclose any confidential or proprietary information, as determined by such Lender or Issuing Bank, as the case may be, in its sole judgment), shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error. No Lender nor the Issuing Bank shall be entitled to demand compensation for increased costs under this Section 2.12(a) more than 90 days following the last day of the fiscal year of such Person during which such increased costs were incurred; provided, however, that the foregoing shall in no way limit the right of any Lender of the Issuing Bank to demand or receive such compensation for increased costs to the extent that such increased costs relate to the retroactive application of any law, regulation, request or guideline if such demand is made within 90 days after the introduction of or change in such law or regulation or the issuance, promulgation or making of such request or guideline (as the case may be).

    (b)            If any Lender or the Issuing Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), issued, promulgated or made (as the case may be) after the date hereof, affects or would affect the amount of capital required or expected to be maintained by such Lender or the Issuing Bank (as the case may be) or any corporation controlling such Lender or the Issuing Bank (as the case may be) and that the amount of such capital is increased by or based upon the existence of (i) such Lender’s commitment to lend hereunder and other commitments of this type or (ii) the Advances made by such Lender or (iii) in the case of the Issuing Bank, the Issuing Bank’s commitment to issue, maintain and honor drawings under the Letter of Credit hereunder, or (iv) the honoring of the Letter of Credit by the Issuing Bank hereunder, then, upon demand by such Lender or the Issuing Bank (as the case may be) (with a copy of such demand to the Administrative Agent and the Paying Agent), the Company shall immediately pay to the Paying Agent, whereupon the Paying Agent shall promptly transfer such amount to the Administrative Agent for the account of such Lender or the Issuing Bank (as the case may be), from time to time as specified by such Lender or the Issuing Bank (as the case may be), additional amounts sufficient to compensate such Lender, the Issuing Bank or such corporation in the light of such circumstances, to the extent that such Lender or the Issuing Bank (as the case may be) determines such increase in capital to be allocable to (i) in the case of such Lender, the existence of such Lender’s commitment to lend hereunder or, the Advances made by such Lender or (ii) in the case of the Issuing Bank, the Issuing Bank’s Commitment to issue, maintain and honor Drawings, or (iii) the honoring of the Letter of Credit by the Issuing Bank hereunder. A certificate as to the amount of, and the manner of calculating, such additional amounts and the basis therefor, submitted to the Company, the Administrative Agent and the Paying Agent by such Lender or the Issuing Bank (provided that no Lender nor the Issuing Bank shall be required to disclose any confidential or proprietary information, as determined by such Lender or Issuing Bank, as the case may be, in its sole judgment), shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error. No Lender nor the Issuing Bank shall be entitled to demand compensation for increased capital requirements under this Section 2.12(b) more than 90 days following the last day of the fiscal year of such Person during which such increased capital requirements were incurred; provided, however, that the foregoing shall in no way limit the right of any Lender or the Issuing Bank to demand or receive such compensation for increased capital requirements to the extent that such increased capital requirements relate to the retroactive application of any law, regulation, request or guideline if such demand is made within 90 days after the introduction of or change in such law or regulation or the issuance, promulgation or making of such request or guideline (as the case may be).

    SECTION        2.13. Illegality.

        Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Company shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless (A) the Company, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.10, or (B) the Administrative Agent notifies the Company that the circumstances causing such prepayment no longer exist. Any Lender that becomes aware of circumstances that would permit such Lender to notify the Administrative Agent of any illegality under this Section 2.13 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

    SECTION        2.14. Taxes.

    (a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes (provided that each Lender and the Issuing Bank will use reasonable efforts to minimize, to the extent such efforts would not result in material adverse consequences to it, any such applicable taxes); provided that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender, the Issuing Bank, the Administrative Agent and the Paying Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

    (b)           Payment of Other Taxes by the Company. In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

    (c)           Indemnification by the Company. The Company shall indemnify each Lender, the Issuing Bank, the Administrative Agent and the Paying Agent, within 10 Business Days after such Person’s written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) paid by any Lender, the Issuing Bank, the Administrative Agent or the Paying Agent, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of, and the manner of calculating, such payment or liability and the basis therefor, delivered to the Company by any Lender or the Issuing Bank (provided that no Lender nor the Issuing Bank shall be required to disclose any confidential or proprietary information, as determined by such Lender or Issuing Bank, as the case may be, in its sole judgment), shall be conclusive absent manifest error.

    (d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Lenders and the Issuing Bank (with a copy to the Administrative Agent and the Paying Agent) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lenders and the Issuing Bank.

    SECTION        2.15. Payments Generally.

    (a)            The Company shall make each payment hereunder and under any other Loan Document, without regard to the existence of any counterclaim, set-off, defense or other right that the Company may have at any time against the Issuing Bank, the Administrative Agent, the Paying Agent, any Lender or any other Person, whether in connection with the transactions contemplated by this Agreement or any other Loan Document or any unrelated transaction, not later than 1:00 p.m. (New York time) on the day when due in Dollars to the Paying Agent’s Account in the same day funds, and any such payment shall constitute payment by the Company hereunder or under any other Loan Document, as the case may be, for all purposes, and upon such payment by the Company the Lenders shall look solely to the Paying Agent for their respective interests in such payment. The Administrative Agent shall notify the Paying Agent in advance of the amount and date of each such expected payment. The Paying Agent will promptly after receipt of any such payment from the Company cause to be distributed like funds relating to the payment of principal or interest or fees to the Administrative Agent at the Administrative Agent’s Account or, with respect to payments made to the Issuing Bank, to the Issuing Bank at the Issuing Bank’s Account, and the Administrative Agent shall then cause to be distributed in like funds relating to the payment of principal or interest or fees (other than amounts payable pursuant to Section 2.12 or 9.04(b)) (according to the Lenders’ respective Commitments) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any such Lender to the Administrative Agent, and the Administrative Agent then shall cause like funds to be distributed to the applicable Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.05(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under any Note in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

    (b)            The Company hereby authorizes each Lender and the Issuing Bank, if and to the extent payment owed to such Lender or the Issuing Bank (as the case may be) is not made by the Company to the Paying Agent when due hereunder or under any other Loan Document held by such Lender, to charge from time to time against any or all of the Company’s accounts (other than any payroll account maintained by the Company with such Lender or the Issuing Bank (as the case may be) if and to the extent that such Lender or the Issuing Bank (as the case may be) shall have expressly waived its set-off rights in writing in respect of such payroll account) with such Lender or the Issuing Bank (as the case may be) any amount so due.

    (c)            All computations of interest based on the Alternate Base Rate, the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of the fees hereunder shall be made by the Administrative Agent on the basis of a year comprising twelve 30-day months, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees or interest are payable. Each determination by the Administrative Agent (or, in the case of Section 2.08, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

    (d)            Whenever any payment hereunder or under any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

    (e)            Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made such payment in full to the Paying Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Company shall not have so made such payment in full to the Paying Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

    SECTION        2.16. Mitigation Obligations(a) . If the Issuing Bank or any Lender requests compensation under Section 2.12, or if the Company is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority for account of any such Lender or the Issuing Bank pursuant to Section 2.14, then such Lender or the Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Advances or the Letter of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates (unless the Company shall direct such Lender or the Issuing Bank not to), if, in the judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender or the Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any such Lender or the Issuing Bank in connection with any such designation or assignment; provided that the Company will not be liable to pay such costs and expenses if the Company agrees to instead pay the costs and expenses incurred by such Lender or the Issuing Bank under Section 2.12 or 2.14.

    SECTION        2.17. Evidence of Indebtedness.

    (a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

    (b)            The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender’s share thereof.

    (c)            The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay such obligations in accordance with their terms.

    (d)            Any Lender may request that its Advances be evidenced by a Note. In such event, the Company shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 9.05) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.05, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Borrowings once again be evidenced as described in subsections (a) and (b) above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants as follows:

    SECTION        3.01. Organization; Power; Compliance with Law and Contractual Obligations. The Company:

    (a)            is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

    (b)            is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where failure to so qualify or remain in good standing could not reasonably be expected to have a Material Adverse Effect;

    (c)            has all requisite corporate power and authority and holds all material requisite governmental licenses, permits and other approvals to conduct its business as currently conducted and to perform its obligations hereunder and under each of the other Loan Documents; and

    (d)            except as disclosed in the Company’s SEC Reports filed prior to the date hereof or otherwise disclosed in writing by the Company to the Issuing Bank prior to the date hereof, is in compliance with all laws, governmental regulations (including Environmental Laws, ERISA regulations and regulations of the Board of Governors of the Federal Reserve System), court decrees, and orders applicable to it, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

    SECTION        3.02. Authorization; Non-Contravention; Enforceability.

    (a)        The execution, delivery and performance by the Company of the Loan Documents and the consummation of the transactions contemplated thereby are within the Company’s corporate powers, have been duly authorized by all necessary corporate actions, and do not:

(i)	contravene the Company’s charter and bylaws;

(ii)	contravene any law, governmental regulation, court decree or order or Contractual Obligation binding on or affecting the Company; or

(iii)	result in, or require the creation or imposition of, any Lien on any of the Company’s properties, other than Liens created under the Loan Documents.

    (b)        This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    SECTION        3.03. Governmental Approvals; Regulation.

    (a)            No authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Authority or regulatory body (“Governmental Approval”) is required by the Company for the due execution, delivery or performance by the Company of any Loan Document, or for the consummation of the transactions contemplated thereby, except for (A) authorizations that have been, as of the date hereof, duly obtained and are in full force and effect and not subject to review or appeal or (B) notice filings required to be filed after the consummation of the transactions contemplated by the Loan Documents.

    (b)            The Company is not an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. The Company is not a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company will not violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder, as a result of the issuance of the Letters of Credit, or the consummation of the transactions contemplated by the Loan Documents.

    SECTION        3.04. Financial Condition; No Material Adverse Effect.

    (a)           Financial Condition. The audited consolidated balance sheet of the Company and its Subsidiaries, as at December 31, 2004, and the related consolidated statement of income and consolidated statement of cash flows of the Company and its Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of KPMG, LLP, independent public accountants, have been prepared using GAAP and fairly present the consolidated financial condition of the Company and its Subsidiaries as at the dates thereof and the results of their operations for the period then ended.

    (b)           No Material Adverse Change. Except as disclosed in the Company’s SEC Reports filed prior to the date hereof or otherwise disclosed in writing by the Company to the Issuing Bank prior to the date hereof, there has not occurred any event, development, circumstance or condition having a Material Adverse Effect since December 31, 2004.

    SECTION        3.05. Litigation. Except as disclosed in the Company’s SEC Reports filed prior to the date hereof, there is no pending or, to the knowledge of the Company, threatened litigation, investigation, action, proceeding, or labor controversy affecting the Company or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which, if adversely determined (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without any reservations), could reasonably be expected to have a Material Adverse Effect or which purports to adversely affect the legality, validity or enforceability of the Loan Documents.

    SECTION        3.06. Use of Credit. The Company is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no part of the proceeds of any Extension of Credit hereunder will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

    SECTION        3.07. Disclosure. Each of the reports required to be filed by the Company under Section 13(a) of the Securities Exchange Act of 1934 has been filed and, as of the respective dates thereof and as of the date hereof, such reports (as each such report may have been supplemented or revised by any subsequent report) did not contain and do not contain an untrue statement of a material fact and did not omit and do not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

CONDITIONS PRECEDENT

    SECTION        4.01. Conditions Precedent to Initial Extension of Credit.

        The obligation of each Lender to make its initial Advance and the obligation of the Issuing Bank to issue the Letter of Credit, in each case, in connection with the initial Extension of Credit hereunder are subject to the conditions precedent that on or before the date of such Extension of Credit:

    (a)        The Administrative Agent shall have received the following, each dated the same date (except for the financial statements and information referred to in paragraph (v) below), in form and substance satisfactory to the Administrative Agent and (except for any Note) with one copy for the Issuing Bank and each Lender:

(i)	Any Note requested by a Lender pursuant to Section 2.17, duly completed and executed by the Company and payable to the order of each such Lender;

(ii)	The Fee Letter, duly executed by the parties thereto;

(iii)	Certified copies of the resolutions of the Executive Committee of the Board of Directors of the Company approving this Agreement and the other Loan Documents and of all documents evidencing any other necessary corporate action with respect to this Agreement and such Loan Documents;

(iv)	A certificate of the Secretary or an Assistant Secretary of the Company certifying (A) the names and specimen signatures of at least two officers of the Company authorized to sign each Loan Document and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the charter and by-laws of the Company, in each case as in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals required for the due execution, delivery and performance by the Company of this Agreement and each other Loan Document;

(v)	Copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2004, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal periods then ended, certified by KPMG, LLP;

(vi)	(A) An opinion of Shook, Hardy & Bacon L.L.P., Missouri counsel for the Company, substantially in the form of Exhibit H-1 hereto and (B) an opinion of Christopher Reitz, Interim General Counsel of the Company, substantially in the form of Exhibit H-2 hereof;

(vii)	A favorable opinion of King & Spalding LLP, special New York counsel for the Administrative Agent, in a form acceptable to the Administrative Agent and the Lenders; and

(viii)	Such other certifications, opinions (including opinions as to certain regulatory matters relating to the Company), financial or other information, approvals and documents as the Administrative Agent, the Issuing Bank or any Lender may reasonably request, all in form and substance satisfactory to the Administrative Agent, the Issuing Bank or such Lender (as the case may be).

    (b)        The Company shall have paid all of the fees then due and payable under this Agreement and the Fee Letter.

    (c)        The following statements shall be true (and each of the giving of the initial Notice of Borrowing (in the case of a Borrowing) or the Letter of Credit Request (in the case of the issuance of the Letter of Credit) and the acceptance by the Company of the proceeds of such Borrowing or the acceptance of the Letter of Credit by the Beneficiary, as the case may be, shall constitute a representation and warranty by the Company that on the date of the initial Extension of Credit such statements are true):

(i)	The representations and warranties contained in Article III hereof are true and correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii)	No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

    SECTION        4.02. Conditions Precedent to Changes in the Available Commitments.

        Each increase in the Available Commitments and each decrease in the Available Commitments resulting from the reduction or termination of any Commitment Segment shall be subject to the conditions precedent that on the date of any such increase or decrease, (i) no Default shall have occurred and be continuing and (ii) the Company shall have been deemed to have made the following representation and warranty, which shall be true and correct on such date: each of the reports required to be filed by the Company under Section 13(a) of the Securities Exchange Act of 1934 on the date of such increase or decrease has been filed and, as of the respective dates thereof and as of the date of such increase or decrease, such reports (as each such report may have been supplemented or revised by any subsequent report) did not contain and do not contain an untrue statement of a material fact and did not omit and do not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

AFFIRMATIVE COVENANTS

        Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Company hereunder or under any other Loan Document shall remain unpaid, the Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder:

    SECTION        5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent, with sufficient copies for the Issuing Bank and each Lender:

    (a)            (i) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Company, unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter and consolidated statements of income and consolidated statements of cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Company as having been prepared in accordance with GAAP; and (ii) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Company, a copy of the consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion of KPMG, LLP or other independent public accountants of recognized standing; provided that the Company shall have satisfied the foregoing requirements to the extent the Company shall have filed SEC Reports within the respective time periods set forth above containing the information stated above;

    (b)            concurrently with any delivery of financial statements under Section 5.01(a), a certificate of the Chief Financial Officer of the Company certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and

    (c)            within 10 days after the filing thereof, copies of all reports which the Company sends to any of its stockholders, and copies of all registration statements, SEC Reports (or, in each case, any successor forms) which the Company or any Subsidiary files with the SEC or any successor or analogous Governmental Authority (other than public offerings of securities under employee benefit plans or dividend reinvestment plans); provided that the Company shall have satisfied the foregoing requirement to the extent the applicable reports, registration statements or SEC Reports, as the case may be, are available to the public from the SEC or any successor or analogous Governmental Authority.

    SECTION        5.02. Notices of Material Events. The Company will furnish to the Administrative Agent, with sufficient copies for the Lenders, the Paying Agent and the Issuing Bank, prompt written notice of the occurrence of any Default. Each notice delivered under this Section 5.02 shall be accompanied by a statement of the Company setting forth the details of such Default and any action taken or proposed to be taken with respect thereto (other than litigation strategy and related documentation subject to the attorney-client privilege).

    SECTION        5.03. Existence; Conduct of Business. The Company will continue to engage in business of the same type as now conducted by it and preserve, renew and keep in full force and effect its existence (corporate or otherwise) and good standing in the state of its organization and take all action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business.

    SECTION        5.04. Payment of Taxes. The Company will pay and discharge all Taxes imposed upon it or upon its property before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP, unless and until any Lien resulting therefrom attaches to the Company’s property and becomes enforceable by the Company’s creditors.

    SECTION        5.05. Maintenance of Properties and Insurance

    (a)            The Company will maintain, preserve, protect and keep its property and equipment in good repair, working order and condition (ordinary wear and tear excepted), make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Company determines in good faith that the continued maintenance of any of its properties or equipment is no longer economically desirable.

    (b)            The Company will maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Administrative Agent, upon reasonable request, full information as to the insurance carried including certified copies of policies and certificates of insurance from a nationally recognized insurance broker.

    SECTION        5.06. Books and Records; Inspection Rights. The Company will keep books and records which accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie all corporate actions of the Company, in each case in accordance with GAAP. The Company will, at the expense of the Administrative Agent (unless a Default or Event of Default has occurred and is continuing, in which case the Company will bear the expense), permit any representatives designated by the Administrative Agent, at any reasonable time and from time to time, to visit its principal corporate office to discuss its financial matters with its officers and independent public accountants.

    SECTION        5.07. Compliance with Laws. The Company will comply, in all material respects, with all applicable laws, rules, regulations and orders of any Governmental Authority, applicable to it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

NEGATIVE COVENANTS

        Until the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Company hereunder or under any other Loan Document shall remain unpaid, the Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder:

    SECTION        6.01. Fundamental Changes. The Company will not liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof); provided, however, that any Subsidiary may merge or consolidate with or into the Company so long as, immediately after giving effect to such merger or consolidation, (A) no Default has occurred and is continuing and (B) the Company is the surviving corporation.

    SECTION        6.02. Use of Proceeds. The Company shall not (i) use the Letter of Credit or the proceeds of any Advance for any purpose other than general corporate purposes of the Company, or (ii) use the Letter of Credit or the proceeds of any Advance in any manner which violates or results in a violation of law.

ARTICLE VII

EVENTS OF DEFAULT

        If any of the following events (“Events of Default”) shall occur:

    (a)        the Company shall fail to pay any principal of any Advance or any amount described in Section 9.04(d) when and as the same shall become due and payable;

    (b)        the Company shall fail to pay any interest on any Advance, or any portion of any fee or any other amount payable hereunder or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

    (c)        any representation or warranty made or deemed made by the Company in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

    (d)        the Company shall fail to observe or perform any covenant, condition or agreement contained in Article VI;

    (e)        the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after the earlier of the date on which (i) any officer of the Company becomes aware of such failure or (ii) written notice thereof shall have been given to the Company by the Issuing Bank, the Administrative Agent or the Paying Agent;

    (f)        the Company or any Significant Subsidiary shall (A) default in any payment (regardless of amount) of principal of, premium, if any, or interest on any Material Indebtedness beyond the grace period, if any, provided in the instrument or agreement under which such Indebtedness was created or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agency on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity; provided that if such default, or any event of default resulting therefrom, shall be remedied, cured or waived by the requisite holders of such Indebtedness, then the Event of Default under this clause (f) by reason thereof will be deemed likewise to have been remedied, cured or varied;

    (g)        the Company or any of its Significant Subsidiaries shall:

(i)	become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

(ii)	apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or a substantial portion of its property, or make a general assignment for the benefit of creditors;

(iii)	in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days, provided that nothing herein shall prohibit or restrict any right the Issuing Bank may have under any Applicable Law to appear in any court conducting any relevant proceeding during such 30-day period to preserve, protect and defend its rights under this Agreement (and the Company shall not object to any such appearance);

(iv)	permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if any such case or proceeding is not commenced by the Company, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for 30 days undismissed, provided that nothing herein shall prohibit or restrict any right the Issuing Bank may have under any Applicable Law to appear in any court conducting any such case or proceeding during such 30-day period to preserve, protect and defend its rights under this Agreement (and the Company shall not object to any such appearance); or

(v)	take any corporate action authorizing, or in furtherance of, any of the foregoing;

    (h)        one or more judgments for the payment of money in an aggregate amount in excess of $40,000,000 (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without reservation) shall be rendered against the Company or any of its Significant Subsidiaries or any combination thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

    (i)        any of the Loan Documents shall become unenforceable; or

    (j)        any of the following events shall occur with respect to any Pension Plan: (a) the institution of any steps by the Company, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Company or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $40,000,000; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;

then, and in every such event (other than an event with respect to the Company described in clause (g) of this Article), the Paying Agent (in the case of clauses (a) and (b) above with respect to payments to the Paying Agent) shall promptly provide notice of such Event of Default to the Administrative Agent, and the Administrative Agent shall, in the case of all other clauses above or upon receipt of notice from the Paying Agent of an Event of Default described in clause (a) or (b) above, and at any time thereafter during the continuance of such event, at the request or may with the consent of the Majority Lenders, by notice to the Company, (i) declare the obligation of each Lender to make Advances (other than Advances made under Section 2.03(g)) and the obligation of the Issuing Bank to issue and increase the Available LC Amount of the Letter of Credit, to be terminated, whereupon the same shall forthwith terminate and (ii) declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that upon the occurrence of an Event of Default described in clause (g) above, (A) the obligation of the Lenders to make Advances (other than Advances made under Section 2.03(g)) and the obligation of the Issuing Bank to issue and/or increase the Available LC Amount of the Letter of Credit, shall automatically be terminated and (B) all Advances and all other amounts payable under the Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE VIII

THE AGENTS

    SECTION        8.01. Authorization and Action.

        Each Lender and the Issuing Bank hereby appoints and authorizes the Administrative Agent and the Paying Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Paying Agent under such agreements, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents the Administrative Agent and the Paying Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders and the Issuing Bank, and such instructions shall be binding upon all Lenders and the Issuing Bank; provided, however, that the Administrative Agent and the Paying Agent shall not be required to take any action which exposes the Administrative Agent or the Paying Agent to personal liability or which is contrary to this Agreement or Applicable Law. The Administrative Agent agrees to give to each Lender and the Issuing Bank prompt notice of each notice given to it by the Company pursuant to the terms of this Agreement or any other Loan Document.

    SECTION        8.02. Agent’s Reliance, Etc.

        Neither the Administrative Agent or the Paying Agent nor any of its directors, officers, agents or employees shall be liable to any Lender, the Issuing Bank or the Company for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each of the Administrative Agent and the Paying Agent and if appropriate, the Company: (i) may treat each Lender listed in the Register as a “Lender” with a Commitment in the amount recorded in the Register until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by a Lender listed in the Register, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.05(c), at which time the Administrative Agent will make such recordations in the Register as are appropriate to reflect the assignment effected by such Assignment and Acceptance; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender or the Issuing Bank and shall not be responsible to any Lender or the Issuing Bank for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of the Company or to inspect the property (including the books and records) of the Company; (v) shall not be responsible to any Lender or the Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any of the Loan Documents or any other instrument or document furnished pursuant thereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or cable) believed by it in good faith to be genuine and signed or sent by the proper party or parties. No provision of this Agreement shall require the Paying Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of its rights or powers. The permissive rights of the Paying Agent to do things enumerated in this Agreement shall not be construed as a duty. The Paying Agent shall not be deemed to have knowledge of any Event of Default (other than any Event of Default described in clause (a) or (b) of Article VII with respect to any payment that is to be made to the Paying Agent) unless and until the Paying Agent shall have received written notice thereof at its principal office in New York.

    SECTION        8.03. CUSA and Affiliates; Union Bank of California, N.A. and Affiliates.

    (a)            CUSA and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company, any of their respective subsidiaries and any Person who may do business with or own securities of the Company or any such subsidiary, all as if CUSA were not the Administrative Agent and without any duty to account therefor to the Lenders.

    (b)            Union Bank of California, N.A. and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company, any of their respective subsidiaries and any Person who may do business with or own securities of the Company or any such subsidiary, all as if Union Bank of California were not the Paying Agent and without any duty to account therefor to the Lenders.

    SECTION        8.04. Lender Credit Decision.

        Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Paying Agent, the Issuing Bank or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Paying Agent, the Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

    SECTION        8.05. Indemnification.

        The Lenders agree to indemnify each of the Administrative Agent and the Paying Agent (to the extent not reimbursed by the Company), ratably according to the amounts of their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse such agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that such expenses are reimbursable by the Company but for which such agent is not reimbursed by the Company.

        Each Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Company) from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of this Agreement, any other Loan Document or the Letter of Credit or any action taken or omitted by the Issuing Bank under any Loan Document or the Letter of Credit or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Company under Section 9.04(a) and (c), to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

    SECTION        8.06. Successor Agent.

        The Administrative Agent or the Paying Agent shall resign if directed by the Majority Lenders and the Issuing Bank for any reason. The Administrative Agent or the Paying Agent may resign(i) if a successor Administrative Agent or Paying Agent, as the case may be, shall have been appointed in accordance with this Section 8.06, or (ii) at any time, upon written notice to the Lenders, the Issuing Bank and the Company, if in the judgment of such Administrative Agent or Paying Agent, as the case may be, there exist or may occur reasons related to conflict of interest, a change in, or violation of, law or regulation or interpretation thereof, or such other occurrence that may prevent or impede the Administrative Agent or the Paying Agent, as the case may be, in discharging its duties hereunder faithfully and effectively in accordance with their terms. Any successor Administrative Agent or Paying Agent shall be appointed by the Majority Lenders and the Issuing Bank and shall be a bank or trust company reasonably satisfactory to the Company (so long as no Event of Default shall have occurred and be continuing), the Majority Lenders and the Issuing Bank. If no successor Administrative Agent or Paying Agent shall have been so appointed by the Majority Lenders and the Issuing Bank, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Paying Agent’s giving of notice of resignation or the Majority Lender’s and Issuing Bank’s removal of the Administrative Agent or the Paying Agent, then such retiring Administrative Agent or Paying Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent or Paying Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $75,000,000. Upon the acceptance of any appointment as Administrative Agent or Paying Agent hereunder by a successor Administrative Agent or Paying Agent, such successor Administrative Agent or Paying Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Paying Agent, and the retiring Administrative Agent or Paying Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s or Paying Agent’s resignation or removal hereunder as Administrative Agent or Paying Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Paying Agent under this Agreement.

ARTICLE IX

MISCELLANEOUS

    SECTION        9.01. Amendments.

    (a)            No amendment, supplement or modification to this Agreement or any other Loan Document shall be enforceable against the Company unless the same shall be in writing and signed by the Company. No amendment or waiver of any provision of this Agreement or any other Loan Document or any instrument delivered hereunder, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, to the extent required by Section 9.01(b) hereof, the Paying Agent, the Issuing Bank, the Majority Lenders or each Lender, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

    (b)            Upon any occasion requiring or permitting an approval of any amendment or modification or any consent, waiver, declaring an Event of Default or taking any action thereafter, or any other action on the part of the Administrative Agent, the Paying Agent, the Issuing Bank or the Lenders under any of the Loan Documents, (i) action may (but shall not be required to) be taken by the Administrative Agent or the Paying Agent for and on the behalf or for the benefit of all Lenders, provided (A) that no other direction of the Majority Lenders shall have been previously received by the Administrative Agent or the Paying Agent, respectively, and (B) that the Administrative Agent or the Paying Agent shall have received consent of the Majority Lenders to enter into any written amendment or modification of the provisions of any of the Loan Documents, or to consent in writing to any material departure from the terms of any Loan Documents by the Company or any other party thereto or (ii) action shall be taken by the Administrative Agent or the Paying Agent upon the direction of the Majority Lenders, and any such action shall be binding on all Lenders; provided further, however, that unless all of the Lenders agree in writing thereto, no amendment, modification, waiver, consent or other action with respect to this Agreement or any other Loan Document or any of the Advances or the Letter of Credit shall be effective which (a) increases the Commitment or increases the Percentage of any of the Lenders, (b) reduces any commission, fee, the principal or interest owing to any Lender in respect of the Advances hereunder or the method of calculation of any thereof, (c) extends the Termination Date or the date on which any sum in respect of the Advances or any fees or other amounts is due hereunder (other than extensions of the Repayment Date), (d) releases all or substantially all collateral, guaranty or other security, (e) amends the provisions of this Section 9.01, (f) waives any condition set forth in Article IV, (g) changes any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; and provided, further,that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Paying Agent, respectively, in addition to the Lenders required to take such action, affect the rights or duties of the Administrative Agent or the Paying Agent, respectively, under this Agreement; and provided, further, that no amendment, waiver or consent that would adversely affect the rights of, or increase the obligations of, the Issuing Bank, or that would alter any provision hereof relating to or affecting the Letter of Credit, shall be effective unless agreed to in writing by the Issuing Bank; and provided, further, that this Agreement may be amended and restated without the consent of any Lender, the Issuing Bank, the Administrative Agent or the Paying Agent if, upon giving effect to such amendment and restatement, such Lender, the Issuing Bank, the Administrative Agent or the Paying Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender, the Issuing Bank, or any participant or any sub-participant or holder of a beneficial interest in any of the foregoing, or the Administrative Agent or the Paying Agent, as the case may be.

    SECTION        9.02. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

    (a)            if to the Company, to it at Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105, Attention of Randy Miller, Treasurer (Telecopy No. (816) 467-3591; Telephone No. (816) 467-3518;

    (b)            if to the Issuing Bank, to Citigroup USA, Inc., 2 Penns Way, Suite 200, New Castle, DE 19720, Attention of Nick Perazza (Telecopy No. (212) 994-0847; Telephone No. (302) 894-6110);

    (c)            if to the Administrative Agent, to Citicorp USA, Inc. at 2 Penns Way, Suite 200, New Castle, DE 19720, Attention of Nick Perazza (Telecopy No. (212) 994-0847, Telephone No. (302) 894-6110) with all notices and other communications under Section 2.04 to be delivered to the Administrative Agent, care of Citigroup Global Markets Inc., 390 Greenwich Street, 4th floor, New York, NY 10013, Attention of Patrick Boultinghouse (Telecopy No. (212) 723-8610, Telephone No. (212) 723-6432;

    (d)            if to the Paying Agent, to Union Bank of California, N.A., Corporate Trust Services, 551 Madison Avenue, 11th Floor, New York, NY 10022, Attention: Karen Slishinski (Telecopy No. (646) 452-2000, Telephone No. (646) 452-2015); and

    (e)            if to any Lender party to this Agreement as of the date hereof, at its Domestic Lending Office specified opposite its name in Schedule I hereto, and if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

    SECTION        9.03. No Waiver; Remedies.

        No failure or delay by any Lender, the Issuing Bank, the Administrative Agent or the Paying Agent in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies provided by Law. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by Section 9.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Issuing Bank may have had notice or knowledge of such Default at the time.

    SECTION        9.04. Expenses; Indemnity; Damage Waiver.

    (a)            The Company shall pay (i) all reasonable out-of pocket expenses incurred by the Administrative Agent, the Paying Agent, the Lenders, the Issuing Bank and its Affiliates, including the reasonable fees, charges and disbursements of external counsel for the Administrative Agent, the Paying Agent, the Lenders, and the Issuing Bank, in connection with the preparation and administration of this Agreement, the other Loan Documents and the Letter of Credit or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance of the Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Paying Agent, the Issuing Bank and the Lenders, including the fees, charges and disbursements of counsel, in connection with the enforcement or protection of rights in connection with this Agreement, the other Loan Documents and the Letter of Credit, including rights under this Section 9.04, or in connection with Letter of Credit issued hereunder or any Advance made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

    (b)            If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.10 or 2.13 or a prepayment pursuant to Section 2.11 or acceleration of the maturity of any amounts owing hereunder pursuant to Article VII or upon an assignment made upon demand of the Company pursuant to Section 9.05(h) or for any other reason, the Company shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent and the Paying Agent), pay to the Paying Agent, whereupon the Paying Agent shall promptly transfer to the Administrative Agent for the account of each Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which such Lender may reasonably incur as a result of a payment, Conversion or prepayment, including any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. The Company’s obligations under this subsection (b) shall survive the repayment of all other amounts owing to the Lenders, the Paying Agent and the Administrative Agent under this Agreement and any other Loan Document and the termination of the Commitments.

    (c)            The Company hereby agrees to indemnify and hold each Lender, the Issuing Bank, the Administrative Agent, the Paying Agent and their respective Affiliates and their respective officers, directors, employees and agents (each, an “Indemnified Person”) harmless from and against any and all claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or that may be claimed against any of them by any Person by reason of or in connection with or arising out of any investigation, litigation or proceeding related to the Commitments or the commitments of any Lender or the Issuing Bank hereunder or the transactions contemplated hereunder, any use or proposed use by the Company of the proceeds of any Extension of Credit or the existence or use of the Letter of Credit or the amounts drawn thereunder or the transactions contemplated hereby or any representation and warranty by the Company under this Agreement or any other Loan Document, except to the extent such claim, damage, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. The Company’s obligations under this Section 9.04(c) shall survive the repayment of all amounts owing to the Lenders, the Issuing Bank, the Administrative Agent and the Paying Agent under this Agreement and any Note and the termination of the Commitments, the commitment of the Issuing Bank hereunder and the Letter of Credit. If and to the extent that the obligations of the Company under this Section 9.04(c) are unenforceable for any reason, the Company agrees to make the maximum payment in satisfaction of such obligations that are not unenforceable that is permissible under Applicable Law or, if less, such amount that may be ordered by a court of competent jurisdiction.

    (d)            The Company acknowledges and agrees that Citibank, N.A., CUSA and their respective Affiliates (each, an “Indemnified Party”) may enter into certain transactions in order to mitigate credit risk arising out of the financing contemplated by this Agreement. The Company agrees to indemnify each Indemnified Party against losses, costs or expenses that such Indemnified Party may sustain or incur as a consequence of (i) any reduction or termination of the Commitments prior to the Termination Date, or (ii) the occurrence of any successor event(as defined below), including any such losses, costs or expenses sustained or incurred as a consequence of any event described in clause (i) or (ii) above in connection with (A) the termination or adjustment of, or (B) designation of a “Successor” (as defined in the 2003 ISDA Credit Derivatives Definitions) to the Company under, or (C) any other modification to, any such transaction entered into by an Indemnified Party in order to mitigate credit risk arising out of the financing contemplated by this Agreement. For purposes of this Section 9.04(d), “successor event” shall mean any event, such as a merger, consolidation, amalgamation, transfer of assets or liabilities, demerger, spin-off or other similar event, whereby another entity shall succeed to the obligations of the Company, whether by operation of law or pursuant to any agreement; notwithstanding the foregoing, “successor event” shall not include an event in which the holders of the obligations of the Company exchange such obligations for the obligations of another entity, unless such exchange occurs in connection with a merger, consolidation, amalgamation, transfer of assets or liabilities, demerger, spin-off or other similar event.

    (e)            To the extent permitted by law, the Company also agrees not to assert any claim against any Indemnified Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) in connection with, arising out of, or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any Extension of Credit.

    (f)            All amounts due under this Section 9.04 shall be payable by the Company promptly after written demand therefor by the Administrative Agent, the Paying Agent, the Lenders, the Issuing Bank or its Affiliates, as applicable.

    SECTION        9.05. Assignments and Participations.

    (a)            Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, the Advances owing to it and any Note held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or if less, the entire amount of such Lender’s Commitment) and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500, payable by the assigning Lender or the assignee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish (other than its rights under Sections 2.12 and 9.04 (other than in respect of a reduction of the Commitments)) its rights and be released from its continuing obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

    (b)            By executing and delivering an Assignment and Acceptance or accepting an assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received or has had an opportunity to request a copy of such documents and information as it has deemed appropriate to make its own decision to enter into such Assignment and Acceptance or to accept such assignment; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Paying Agent, the Issuing Bank, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent and the Paying Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Paying Agent, as the case may be, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

    (c)            The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Administrative Agent, the Paying Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company, the Issuing Bank, the Paying Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

    (d)            Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and, if applicable, an assignee representing that it is an Eligible Assignee, and if applicable, the Company, together with any Note subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company and the Company shall deliver any Note requested pursuant to Section 2.17 in favor of such assignee or assignor (as the case may be), after giving effect to such assignment.

    (e)            Each Lender may sell participations to one or more banks or other Persons in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, the Advances owing to it and any Note held by it); provided, however, that (i) except as otherwise agreed by the parties hereto, such Lender’s obligations under this Agreement (including its Commitment to the Company hereunder and its obligations to the Issuing Bank hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) such Lender may not subject its ability to consent to any modification of this Agreement or any Note to the prior consent of the bank or other Person to which such participation was sold, except, if the Company has consented to the granting of such right to such participant, such consent not to be unreasonably withheld or delayed, in the case of proposed waivers or modifications with respect to interest, principal and fees payable hereunder and under any Note, and (v) the Company, the Administrative Agent, the Paying Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

    (f)            Any Lender, participant or sub-participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.05, disclose to the assignee or participant or proposed assignee or participant (or holders of beneficial interests therein), any information relating to the Company furnished to such Lender, participant or sub-participant by or on behalf of the Company; provided, that prior to any such disclosure, the assignee or participant or proposed assignee or participant (or holders of beneficial interests therein) shall agree to preserve the confidentiality of any confidential information relating to the Company received by it from such Lender, participant or sub-participant.

    (g)            Notwithstanding anything to the contrary set forth herein, any Lender may assign, as collateral or otherwise, any of its rights hereunder and under any Note (including its rights to receive payments of principal and interest hereunder and under any Note) to (i) any Federal Reserve Bank or (ii) any Affiliate of such Lender, in either case, without notice to or consent of the Company, the Issuing Bank, the Administrative Agent or the Paying Agent; provided, that no such assignment (other than to an Eligible Assignee under subsection (a) above) shall release the assigning Lender from its obligations hereunder.

    (h)            If any Lender shall make demand for payment under Section 2.12 or 2.13, or shall deliver any notice to the Administrative Agent pursuant to Section 2.13 resulting in the suspension of certain obligations of the Lenders with respect to Eurodollar Rate Advances, then, within 30 days of such demand (if, and only if, such payment demanded under Section 2.12(a) or 2.13, as the case may be, shall have been made by the Company) or such notice (if such suspension is still in effect), as the case may be, the Company may demand that such Lender assign in accordance with this Section 9.05 to one or more Eligible Assignees designated by the Company all (but not less than all) of such Lender’s Commitment and the Advances owing to it within the next 15 days. If any such Eligible Assignee designated by the Company shall fail to consummate such assignment on terms acceptable to such Lender, or if the Company shall fail to designate any such Eligible Assignee for all of such Lender’s Commitment or Advances, then such Lender may assign such Commitment and Advances to any other Eligible Assignee in accordance with this Section 9.05 during such 15-day period; it being understood for purposes of this Section 9.05(h) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Company, if such Eligible Assignee shall agree to such assignment in substantially the form of Exhibit D hereto and shall offer compensation to such Lender in an amount equal to the sum of the principal amount of all Advances outstanding to such Lender plus all interest accrued thereon to the date of such payment plus all other amounts payable by the Company to such Lender hereunder (whether or not then due) as of the date of such payment accrued in favor of such Lender hereunder.

    SECTION        9.06. Survival. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of the Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Paying Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any unreimbursed Drawing or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or the Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.05, 2.06 and 9.04 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of unreimbursed Drawing, the expiration or termination of the Letter of Credit and the Commitments or the termination of this Agreement or any provision hereof.

    SECTION        9.07. Counterparts; Integration, Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Company, the Administrative Agent and the Paying Agent and when the Administrative Agent shall have been notified by each Lender and the Issuing Bank that such Lender or the Issuing Bank (as the case may be) has executed it, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders and the Issuing Bank.

    SECTION        9.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

    SECTION               9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or the Issuing Bank (as the case may be) to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement and any Note held by such Lender or the Issuing Bank (as the case may be), irrespective of whether or not such Lender or the Issuing Bank (as the case may be) shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender and the Issuing Bank agrees promptly to notify the Company after any such set-off and application made by such Lender or the Issuing Bank (as the case may be), providedthat the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Issuing Bank under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which the Issuing Bank (as the case may be) may have.

    SECTION        9.10. Governing Law; Jurisdiction; Etc.

    (a)           THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

    (b)            The Company hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to the Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof. The Company hereby consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The Company irrevocably (i) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in Section 9.01 and (ii) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

    SECTION        9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LETTER OF CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

    SECTION        9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

    SECTION        9.13. Treatment of Certain Information; Confidentiality.

    (a)            The Company acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by the Issuing Bank or by one or more Subsidiaries or Affiliates of the Issuing Bank and the Company hereby authorizes the bank to share any information delivered to the Issuing Bank by the Company and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Issuing Bank to enter into this Agreement, to any such Subsidiary or Affiliate, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of Section 9.13(b) as if it were the Issuing Bank hereunder. Such authorization shall survive the repayment of the Advances, the expiration or termination of the Letter of Credit and the Commitments or the termination of this Agreement or any provision hereof.

    (b)            Each of the Administrative Agent, the Paying Agent, the Issuing Bank and each Lender agrees to keep confidential all nonpublic information provided to it by the Company pursuant to this Agreement; provided that nothing herein shall prevent the Administrative Agent, the Paying Agent, the Issuing Bank or such Lender from disclosing any such information (i) to any Affiliate of such Person, (ii) to any transferee or prospective transferee that agrees to comply with the provisions of this Section 9.13, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (iv) upon the request or demand of any governmental authority, (v) in response to any order of any court or other governmental authority or as may otherwise be required by a Governmental Authority, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed, (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about the Issuing Bank’s investment portfolio in connection with ratings issued with respect to the Issuing Bank, or (ix) in connection with the exercise of any remedy under any Loan Document or the Letter of Credit.

        [Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AQUILA, INC.

By:	/s/ Randy Miller
Name: Randy Miller
Title: Vice President, Finance and Treasurer

CITICORP USA, INC.
as Lender and Issuing Bank

By:	/s/ J. Nicholas McKee
Name: J. Nicholas McKee
Title: Managing Director

CITICORP USA, INC.
as Administrative Agent

By:	/s/ J. Nicholas McKee
Name: J. Nicholas McKee
Title: Managing Director

UNION BANK OF CALIFORNIA, N.A.,
as Paying Agent

By:	/s/ Valerie Dunbar
Name: Valerie Dunbar
Title: Vice President